                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the following with respect to Post-Effective Amendment No. 19 to the Registration Statement (No. 2-98755) on Form N-1A under the Securities Act of 1933, as amended and Amendment No. 20 under the Investment Company Act of 1940, as amended, respectively, of Market Street Fund, Inc.

        - The inclusion of our report dated February 10, 1998 on our audit of the financial statements and financial highlights of Market Street Fund, Inc. for the year ended December 31, 1997 in the Statement of Additional Information.

        - The incorporation by references of our report dated February 10, 1998 into the Prospectus.

        - The reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Services-Independent Accountants" in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 23, 1998